Exhibit 99.2
Q2 2024 NORDSTROM EARNINGS CALL — PREPARED REMARKS

JAMES DUIES | HEAD OF INVESTOR RELATIONS
Good afternoon and thank you for joining us today.
Before we begin, I want to mention that we'll be referring to slides, which can be viewed in the Investor Relations section on Nordstrom.com. Our discussion may include forward-looking statements, so please refer to the slide with our safe harbor language.
Participating in today's call are Erik Nordstrom, chief executive officer; Pete Nordstrom, president; and Cathy Smith, chief financial officer, who will provide a business update and discuss the company's second quarter performance.
Please note that when discussing our results and outlook, we will be referring to them on an adjusted basis for EBIT, EBIT margin, and earnings per share. Reconciliations to the most directly comparable GAAP measures can be found in our Q2 2024 earnings press release, which is available on our website.
As we begin, I want to acknowledge the company’s April 18th announcement of the board of directors’ exploration of potential avenues to enhance shareholder value, and formation of a special committee to evaluate any proposal that might be presented by Erik and Pete Nordstrom to take the Company private. The special committee will carefully evaluate any proposal that may be received and consider whether it is in the best interests of Nordstrom and all shareholders. We do not have an update to share on this topic and will not be speaking to it during our call today.
I'll now turn the call over to Erik.

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Thank you, Jamie, and good afternoon, everyone. Thank you for joining us today.
I’ll begin with our second quarter performance.
We delivered solid results in the second quarter, with net sales of $3.8 billion, and earnings per share of 96 cents. We grew net sales as well as comparable sales and expanded margins. At both Nordstrom and the Rack, customers responded positively to newness and their favorite brands. The momentum in our digital business continued, with net sales growth of 6 percent. Our teams executed well throughout the quarter and delivered a successful Anniversary Sale. We are pleased that our efforts are resonating with customers.
During the second quarter, we made progress on our three key priorities of driving Nordstrom banner growth, optimizing our operations, and building upon the momentum at the Rack.
Driving Nordstrom banner growth is a key area of focus. For us, it all begins with helping our customers feel good and look their best. We do this by offering a compelling selection of great merchandise supported by our commitment to service and experience. In our Nordstrom stores, we continued our efforts to provide a more consistent offering of the brands that matter most to our customers across our entire fleet. This includes ensuring that we have the newness, relevance, and depth of merchandise that our customers value, including our Nordstrom private brands which were relaunched earlier this year.
As we have shared previously, growing the digital customer journey is a key part of our strategy to drive Nordstrom banner growth. In the second quarter, solid sales growth at Nordstrom.com was driven by an increase in our assortment across a balance of price points, improvements to search and discovery, as well as high in-stock rates of our fastest-turning items.
In April, we successfully launched our Marketplace and have since added over 15,000 items to our digital offering and nearly 100 new brands. While we’re pleased with the initial response from our customers, Marketplace is not yet a material driver and we will continue to scale it in the months ahead.
Operational optimization is another key priority for 2024, which is intended to further build upon the success we’ve had in optimizing our supply chain operations to serve customers with increased speed and reliability, while lowering costs.
Our business is driven by newness. Consistent inventory flow ensures we have the right product at the right time for our customers. Our teams have made a lot of progress in this area, which helped drive the success at both banners in the second quarter. At the Nordstrom banner, consistent flows drove regular price sales, including during the Anniversary Sale. We also processed inbound merchandise and returns faster, enabling freshness in all channels. And, even with the volume of the Anniversary Sale, the Rack had a steady flow of fresh merchandise throughout the quarter, which contributed to its high single-digit sales growth.
We have also made progress on implementing RFID technology across our locations. RFID enables faster, real-time inventory data, helping us to improve the accuracy of our inventory. Not only does this technology provide us with new insights to improve product flow and reduce shrink, inventory accuracy enhances the customer experience, allowing us to fulfill the items our customers are looking for.
During the second quarter, we made the strategic decision to cease build-out and planning of a leased omnichannel center, intended for future use in the Pacific

Northwest. Logistics networks have recovered from the supply chain challenges that began during the pandemic, and we’ve improved our supply chain operations over the last few years. We found that we can serve West Coast customers more efficiently from our existing supply chain network, while avoiding additional costs to build out the facility. Therefore, we have taken an asset impairment charge that is reflected in our results.
Turning now to our priority to build on our momentum at the Rack. During the second quarter, we opened 5 new Rack stores, bringing our year-to-date total to 11. We are planning to open 12 more new Rack stores this year, ahead of the holiday season. Financial results continue to be strong at the Rack banner. Rack stores that were opened last year are performing well, delivering a solid return on investment while attracting new customers.
The Rack banner’s digital business is a differentiator in off-price retail, enabling our customers to shop when and how they want. We’ve built and refined industry-leading digital capabilities at NordstromRack.com, which delivered strong results in Q2. An expanded merchandise offering of great brands at great prices, combined with a focus on in-stock rates, drove the results.
In summary, we are pleased with our second quarter results, and the direction we are heading. In the quarter, we grew sales and expanded margins. Our teams executed a successful Anniversary Sale. And, we made progress on our key priorities. This progress along with our results provide us with confidence in our full-year guidance.
And with that, I’ll turn it over to Pete…

PETE NORDSTROM | PRESIDENT
Thank you, Erik, and good afternoon, everyone.
I’ll focus my remarks on our Anniversary Sale, touch on category performance in the second quarter, and offer some commentary on our inventory health.
Our Anniversary Sale is a unique event that rewards and engages our customers with brand-new product from the best brands, marked down for a limited time. The sale is meaningful to our best customers, who look forward to the event each year. We are always humbled by the stories we hear from customers every year. We have learned about generations of shoppers that make the sale an annual family event, planning their summer activities around it. This year, we had great participation in the Anniversary Sale, especially by our most loyal customers, with 75% of our Icon and Ambassador Nordy Club members shopping the sale. Anniversary sales were driven by newness and fall fashion from the brands that matter most to our customers, including our Nordstrom private brands. Growth in Beauty sales provided support to Anniversary success, and the Active category, which includes Shoes and Apparel, continued to show strength throughout the event, registering double-digit growth.
As Erik mentioned, our Nordstrom private brands are gaining traction, especially in Women’s Apparel. Our private brands delivered mid-single digit growth during the Anniversary Sale, with the Nordstrom brand and Zella as the top two volume brands of the event. Since the refresh of our namesake Nordstrom brand, it’s become the most reviewed on our site and customer sentiment about it has grown impressively.
Our private brands help improve the balance of price points in our selection. Customers are finding that the merchandise is high quality and offers a great combination of value and style. Although we still have a way to go, we’re encouraged by the progress our private brands are making.
Our Anniversary Sale provides us with a special opportunity to engage our customers, and one way we do so is through in-store and online events. We strive to make our Nordstrom stores not only a compelling place to shop, but an interesting, fun, and engaging environment. This year, our teams rolled out new events and offers to serve and engage customers, which drove incremental purchase trips throughout the sale. From refreshed and expanded private shopping events to trunk shows featuring notable brands, our teams hosted over 900 in-store events – roughly 20% more than last year – with nearly 500 of those events exclusive to our Nordy Club members. Customers responded positively as event attendance tripled compared to last year.
We continue to focus on growing our New York City store. For all the obvious reasons, our New York flagship store is important to us. Year to date, it is the top sales store in our fleet and amongst our fastest growing. In advance of our Anniversary Sale, we opened our first-ever Icon Lounge in that store. It is a place where our highest-tier Nordy Club members can enjoy a private lounge experience, complete with complimentary food and drink as well as dedicated services to enhance their in-store shopping experience.
Turning to category performance in the second quarter.
Our top performing categories were Active, Women’s Apparel, Beauty, and Kids.
The Active category was our top performer for the sixth consecutive quarter. Active sustained growth across both banners in the second quarter with sales increasing by double-digits. This growth was supported by brands that include On, New Balance and Vuori.

Sales growth in Women’s Apparel continued in the second quarter, driven by contemporary styles with notable strength in dresses and knit tops. In the Nordstrom banner, well-known brands such as Vince, Cinq à Sept, and Free People were strong. At the Rack, a key driver of the growth is a high degree of overlap with the brands customers find at our Nordstrom stores. We continued to focus the Rack’s selection on these brands, which drove notable growth in Women’s Apparel for the Rack in the second quarter.
The Beauty category continued to be a top performer for us at both banners. Its second quarter sales growth was supported by the strength of fragrances and haircare essentials throughout the Anniversary Sale.
The Kids category sustained its momentum in Q2 as well. Baby gear has been a solid contributor to growth and has become a more sizeable business for us. The growth is a direct reflection of customer interest in this type of product, as we’ve leaned into car seats and strollers with great brands like Nuna.
Overall, customers responded well to our curated assortment, which helped to drive an increase in regular price sales and margin expansion in the second quarter.
Moving on to our inventory health. In the second quarter, our increase in inventory exceeded our sales growth for the first time in several quarters as we invested in inventory primarily to support our existing Rack stores, our new Rack stores, and our digital channel, NordstromRack.com. While the growth was higher than we typically like, we feel good about the content of our inventory. We closed the quarter with an increase in newness and a commensurate decline in clearance and aged inventory at both banners. In the future, we do expect our sales-to-inventory spread to improve.

In closing, I’d like to echo Erik’s comments – we’re pleased with our second quarter results and confident that we are heading in the right direction.
And with that, I’ll turn it over to Cathy to discuss our financial results and outlook.

CATHY SMITH | CHIEF FINANCIAL OFFICER
Thanks, Pete.
And thank you all for joining us today. I’ll begin by covering our second quarter results, then discuss our outlook, and close with our capital allocation priorities.
In the second quarter, we delivered solid results with growth in net sales and EBIT as well as margin expansion.
Total company net sales increased 3.4 percent in the second quarter, driven by strength in both banners. The timing shift of the Anniversary Sale, with one day falling in the third quarter this year versus eight days last year, benefited net sales by approximately 100 basis points. Comparable sales increased 1.9 percent with positive comps in both banners, and particular strength in digital channels. And, GMV increased 3.5 percent in the second quarter.
Nordstrom banner net sales and comparable sales each increased 0.9 percent, and GMV increased 1.1 percent in the second quarter. The timing shift of the Anniversary Sale had a positive impact on Nordstrom banner net sales of approximately 200 basis points.
Nordstrom Rack net sales increased 8.8 percent, with comparable sales increasing 4.1 percent. On a 2-year stack basis, we are pleased to see the quarter-over-quarter sales increases.

Digital sales grew by 6.2 percent in Q2, representing the fifth consecutive quarter of sequential improvement. The timing shift of the Anniversary Sale had a positive impact on digital sales of approximately 100 basis points. Digital sales represented 37 percent of total sales during the quarter.
Gross profit, as a percentage of net sales, expanded 155 basis points to 36.6 percent on strong regular price sales, leverage on higher sales, and slight improvements in shrink.
Ending inventory increased 8.3 percent versus a year ago. As Pete said, while the quality of inventory is good and largely supporting the Rack momentum, we aim to bring the inventory growth more in line with sales demand.
SG&A expenses, as a percentage of net sales, increased 160 basis points to 34.4 percent, largely due to the supply chain asset impairment charge that Erik discussed. When excluding the $54 million charge, SG&A expenses increased 20 basis points to 33.0 percent, as last year’s second quarter results included a gain on sale of a real estate asset.
Our EBIT margin expanded by 115 basis points to 6.4% in the second quarter.
Income tax expense of $42 million, or 25.7% of pretax earnings, was higher than the 17.2% recorded in the year-ago quarter. Last year’s second quarter income tax benefited from the favorable resolution of certain tax matters.
Second quarter earnings per share of 96 cents is favorable to last year’s 84 cents, largely driven by the expansion of our gross margin, and to a lesser extent, expense management.
We ended the second quarter with $1.5 billion in available liquidity including over $650 million in cash. Our balance sheet and financial position remain solid.

Before moving to our outlook, I’d like to offer some additional commentary on our second quarter results.
First, our efforts to improve the customer experience are taking hold, as evidenced by the strength of our topline. In the second quarter, we grew our customer count, recorded an increase in customer trips, and expanded margins.
Second, our credit card revenues as a percent of total revenue declined modestly versus Q2 of last year. The decline was driven by higher losses, partially offset by higher balances and yield on the portfolio. This was consistent with our expectations, continuing the general trend over the last few years as the consumer has faced increased budgetary pressures.
Turning to our outlook for the year, while we are pleased with our first half results, the external environment remains uncertain. When considering the puts and takes and appreciating that there is still a lot of this fiscal year left, we believe it is prudent to be appropriately cautious with our outlook. We are updating our guidance for the year, slightly.
Our updated guidance includes:
Full-year revenue in the range of a decline of 1 percent to an increase of 1 percent, which includes a headwind of approximately 135 basis points from the 53rd week in 2023’s results. We continue to expect revenue to follow a typical quarterly cadence.
As a reminder, the timing shift of our Anniversary Sale, with one day falling into the third quarter this year versus 8 days in 2023, is expected to have a negative impact of approximately 100 basis points in our third quarter net sales this year.

We now expect total company comparable sales in a range of flat to an increase of 2 percent in 2024, versus 52 weeks in 2023. As our fiscal 2023 included a 53rd week, we calculate our 2024 comparable sales using a realigned, 52-week 2023 period for comparability.
Turning to profitability, we expect a full-year EBIT margin in the range of 3.6 to 4.0 percent.
We continue to expect our effective tax rate to be approximately 27 percent for the full year.
From an earnings per share perspective, we now expect full-year results in the range of $1.75 to $2.05, excluding the impact of any share repurchases.
Another note regarding expected reported results; during the second quarter, we made the strategic decision to change how we store and access data. This transformational change will enable us to improve data access and analysis capabilities and enhance our ability to leverage generative AI solutions and services at a faster pace. We expect to complete this change by the end of the year and, as a result, plan to accelerate the depreciation of the IT assets that we will stop using. This is expected to result in charges approximating 10 basis points to our reported SG&A expense as a percentage of net sales in Q3 as well as Q4.
Our capital allocation priorities remain unchanged; we’ll invest in the business to better serve our customers with high ROI projects, reduce our leverage, and return cash to shareholders.
Last week, our board of directors declared a quarterly cash dividend of $0.19 per share.

In closing, we are encouraged that our focus and priorities are resonating with customers, driving topline strength, and expanding margins. I continue to look forward to the progress that we’ll make this year with the growth opportunities we have, both in the Nordstrom banner and the Rack.
We thank you for your interest in Nordstrom.